Exhibit 10.64

SIEMENS FINANCIAL SERVICES, INC.

ADDENDUM

MASTER EQUIPMENT LEASE AGREEMENT

Dated: October 23, 2000

This Addendum (“Addendum”) shall become a part of that certain Master Equipment Lease Agreement dated October 23, 2000 (as amended, supplemented or otherwise modified, the “Agreement”) between Siemens Financial Services, Inc. (“Lessor”), as assignee of Siemens Medical Solutions USA, Inc. (f/k/a Siemens Medical Systems, Inc.), and the undersigned lessee (“Lessee”). If there is any conflict between the terms of this Addendum and the terms of the Agreement, the terms of this Addendum shall control. Capitalized terms used herein and not otherwise defined herein, unless the context otherwise requires, shall have the same meanings set forth in the Agreement.

Lessee has failed to timely remit Lease Payments to Lessor under Leasing Schedules (each a “Lease”) entered into by Lessor and Lessee under the Agreement (the “Payment Defaults”). Lessee has represented to Lessor that Lessee is unable to cure the Payment Defaults and to fulfill its obligation to make future Lease Payments as and when due under the Leases, and, as a result, has requested that Lessor restructure Lessee’s obligations to make Lease Payments under the Leases. Concurrently herewith, Lessor and Lessee are entering into amendments to each Lease (the “Lease Amendments”) to restructure the Lease Payments thereunder, and in connection therewith, Lessor and Lessee hereby agree as follows:

1.	Section 9(a) of the Agreement is hereby amended by deleting the word “or” of the end of subsection (x) thereof and adding the following new subsection (xi) at the end of Section 9(a) of the Agreement:

; or (xi) any breach or default by Lessee under the terms of any Warrant to Purchase Common Stock or similar instrument issued by Lessee to Lessor.

2.	Section 12 of the Agreement is hereby amended by deleting the word “and” at the end of subsection (k) thereof and adding the following new subsections (m) and (n) at the end of Section 12 of the Agreement:

; (m) Lessee shall at all times be in compliance with the financial covenants set forth on Annex I hereto; and (n) Lessee shall deliver to Lessor (i) no later than forty-five (45) days after the end of each fiscal quarter, a quarterly compliance certificate which shall be in form and substance satisfactory to Lessor and (ii) no later than the end of the second calendar week of each month, a monthly operating statement for the preceding calendar month which shall be in form and substance satisfactory to Lessor and shall include, without limitation, the monthly “box score report”.

3.	The Agreement is hereby supplemented by adding Exhibit A hereto as the new Annex I to the Agreement.

4.	Lessor hereby waives the Payment Default existing as of the date of this Addendum under the each of the Leases (which shall not in any case include any payments that may be due and payable pursuant to the terms of the Letter Agreement, dated May 24, 2004 (the “Letter Agreement”), between Lessor and Lessee).

5.

Lessee unconditionally and irrevocably remises, acquits and fully and forever releases and discharge Lessor and each of its respective affiliates, officers, servants, employees, agents, attorneys, financial advisors, principals, directors and shareholders, and their respective heirs, legal representatives, successors and assigns (collectively, the “Released Parties”) from any and all claims, demands, causes of action, obligations, remedies, suits, damages and liabilities of any nature whatsoever, whether now known, suspected or claimed, whether arising under common law, in equity or under statute, which Lessee ever had or now has against the Released Parties which may have arisen at any time on or prior to the date of this Addendum and which were in any manner related to the Leases, the Agreement or any other related documents, any other documents or agreements subsequently entered into in connection therewith or the enforcement or attempted enforcement by the Lessor of rights, remedies or recourse related thereto (collectively, the “Lessee Claims”). Lessee covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of the Released Parties any of the Lessee Claims which may have arisen at any time on or prior to the date of this Addendum and were in any manner related to the Leases, the Agreement or any other related documents or any other documents or agreements subsequently entered into in connection therewith.

Lessee understands, and on advice of counsel, agrees that all rights under Section 1542 of the California Civil Code and any other similar law of the United States or in the state or territory of the United States are hereby expressly waived. Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Lessee understands and agrees and has relied and rely wholly on its own judgment, belief, and knowledge and upon advice of counsel, of the nature, extent, effect and duration of any injuries, damages or liability that may exist, and this release is made without reliance upon any statement or representation of any other signatory. Lessee understands and acknowledges the significance and consequence of the waiver of Section 1542 and hereby assumes full responsibility for all injuries, damages, losses or liabilities hereafter arising out of or in any way related to the Agreement and/or the Leases.

Notwithstanding anything to the contrary in this paragraph 5, the waiver set forth in this paragraph 5 shall not be applicable to any claims that Lessee may have against Siemens Medical Solutions USA, Inc. for a breach of warranties or other service related obligations (if any).

6.	Lessee irrevocably acknowledges, agrees and affirms that Lessor’s agreements as set forth herein do not create nor shall be deemed to create any reliance or expectation on the part of Lessee, or any course of dealing between Lessor and Lessee, pursuant to which Lessor would be obligated to waive defaults under any Lease or any of its rights or remedies.

7.	Lessee represents and warrants that:

(a)	The representations and warranties contained in the Agreement are true, correct and complete in all material respects on and as of the date of this Addendum to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

(b)	The execution, delivery and performance by Lessee of this Addendum, the Lease Amendments and all other related instruments and documents have been duly authorized by all necessary organizational action on the part of Lessee and this Addendum and each Lease Amendment has been duly executed and delivered by Lessee and constitutes a legal, valid and binding obligation of Lessee enforceable against Lessee in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)	After giving effect to this Addendum, no Default or other event that with the passage of time and/or the giving of notice would result in a default, has occurred and is continuing.

(d)	No material adverse change in the Lessee’s financial condition, business operation or business prospects has occurred since the date of the Letter Agreement.

(e)	As of the date of this Addendum, Lessee is in full compliance with, and is current on all payments under, all service agreements related to the Equipment leased under the Leases.

(f)	The terms and conditions of any agreement to restructure Lessee’s obligations to GE Healthcare Financial Services, including, without limitation, the amounts and the payment dates of the restructured payments and charges, shall be no more favorable to Lessee than the terms and conditions of the restructuring of the Leases under the terms of this Addendum and the Lease Amendments.

8.	Any breach of the representations, warranties and agreements set forth herein shall constitute, in addition to the other events or conditions specified in the Leases, an immediate “Default” under the Leases.

9.	In consideration of the agreements set forth herein and in the Lease Amendments, Lessee agrees that it shall grant and deliver to Lessor warrants to purchase 500,000 common shares (the “Warrants”) on a nondillutive basis no later than June 18, 2004, under the terms of a warrant agreement in form and substance satisfactory to Lessor. The grant of Warrants contemplated herein shall not be duplicative with the grant of Warrants set forth in any other addenda between Lessor and Lessee of even date herewith. The Warrants shall be exercisable by Lessor at any time until December 31, 2008 at an initial exercise price of $0.45. All costs, fees and expenses, including, without limitation, reasonable attorney’s fees, that are incurred by Lessor in connection with the issuance of the warrants or the preparation of the warrant agreement shall be payable by Lessee on demand. Lessee’s failure to grant and deliver the Warrants as set forth above shall result in an immediate “Default” under the Leases.

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10.	Except as expressly and specifically modified by this Addendum and each Lease Amendment, the Agreement and each Lease shall and do hereby remain in full force and effect, and the terms and provisions thereof are hereby ratified and confirmed by Lessee.

IN WITNESS WHEREOF, the Lessor and Lessee have caused this Addendum to be executed by their authorized representatives. For all purposes hereof, the date of this Addendum shall be the date of Lessor’s execution as set forth below.

LESSOR:		LESSEE:

SIEMENS FINANCIAL SERVICES, INC.		MOLECULAR IMAGING CORPORATION

BY:	/s/ Robert J. Levitsky	BY:	/s/ Paul J. Crowe
	(Authorized Signature)		(Authorized Signature)

NAME:	Robert J. Levitsky	NAME:	Paul J. Crowe
	(Printed or Typed)		(Printed or Typed)

TITLE:	Vice President Credit & Operations	TITLE:	Chief Executive Officer
	(Printed or Typed)		(Printed or Typed)

DATE:	6/30/04	DATE:	6/16/04

EXHIBIT A

Financial Covenants

1.	The Contracts shall be amended to provide that Lessee shall not permit Cash Flow to fall below the amounts set forth below for each applicable corresponding fiscal year end:

For the 12 Month Period Ending June 30, 2004:	$3,500,000
For the 12 Month Period Ending June 30, 2005:	$4,000,000
For the 12 Month Period Ending June 30, 2006
And every fiscal year end thereafter:	$6,000,000

“Cash Flow” shall be defined as net income for the applicable period plus the sum of the following for the applicable period to the extent deducted in the computation of net income: interest expense, income tax, amortization expense, depreciation expense, and other non cash charges.

2.	The Contracts shall be amended to provide that Lessee shall not permit Leverage to fall below the amounts set forth below for each applicable corresponding fiscal year end:

For the 12 Month Period Ending June 30, 2004:	17 to 1
For the 12 Month Period Ending June 30, 2005:	16 to 1
For the 12 Month Period Ending June 30, 2006
And every fiscal year end thereafter:	10 to 1

“Leverage” shall be defined as total interest bearing debt (to include current maturities of long term debt) plus 50% of operating lease debt (equipment only) divided by total equity.